Exhibit 99.1

Navient Reports Second-Quarter 2015 Financial Results

Acquires $1 Billion in Student Loans during the Quarter

Repurchases $300 Million of Common Shares during the Quarter

WILMINGTON, Del., July 21, 2015 — Navient (Nasdaq: NAVI) today released second-quarter 2015 financial results that include $1 billion of student loan purchases and $300 million of common share repurchases.

“Even though the financial performance of many elements of our business was strong, several factors negatively impacted second-quarter results,” said Jack Remondi, president and CEO. “The overwhelming majority of our private education loans continue to demonstrate strong credit performance consistent with our expectations, but private education loan credit quality overall fell short of our forecast due to unfavorable trends for a small and declining segment of borrowers who re-entered repayment after returning to school during the recession. We revised our guidance based on our assessment of default trends for this segment, as well as based on marketplace conditions for private loan purchases and opportunities to lower cost of funds that did not materialize. Still, our industry-leading default prevention work combined with an improving job market makes a meaningful difference to help student loan borrowers succeed.”

For the second-quarter 2015, GAAP net income was $182 million ($0.47 diluted earnings per share), compared with $307 million ($0.71 diluted earnings per share) for the year-ago quarter.

Core earnings for the quarter were $154 million ($0.40 diluted earnings per share), compared with $241 million ($0.56 diluted earnings per share) for the year-ago quarter. The decrease is primarily the result of a $70 million decrease in net interest income and a $43 million increase in provision for loan losses.

Navient reports core earnings because management makes its financial decisions based on such measures. The changes in GAAP net income are impacted by the same core earnings items discussed below, as well as changes in net income attributable to (1) the financial results attributable to the operations of the consumer banking business prior to the April 30, 2014 spin-off of Navient from SLM Corporation, and related restructuring and reorganization expense incurred in connection with the spin-off, (2) unrealized, mark-to-market gains/losses on derivatives and (3) goodwill and acquired intangible asset amortization and impairment. These items are recognized in GAAP results but have not been included in core earnings results. Second-quarter 2015 GAAP results included gains of $83 million from derivative accounting treatment that are excluded from core earnings results, compared with gains of $150 million in the year-ago period. See “Differences between Core Earnings and GAAP” for a complete reconciliation between GAAP net income and core earnings.

Federally Guaranteed Student Loans (FFELP)

In its FFELP loans segment, Navient acquires and finances FFELP loans.

Core earnings for the segment were $93 million in second-quarter 2015, compared with the year-ago quarter’s $72 million. This increase was primarily the result of a $30 million increase in servicing fees and a $9 million reduction in expenses. This was partially offset by an $18 million decrease in net interest income due to a decline in the net interest margin.

The company acquired $1.0 billion of FFELP loans in the second-quarter 2015 for a total of $1.8 billion of FFELP loans acquired year to date. At June 30, 2015, Navient held $100.3 billion of FFELP loans, compared with $99.7 billion of FFELP loans held at June 30, 2014.

Private Education Loans

In its private education loans segment, Navient acquires, finances and services private education loans.

Core earnings for the segment were $22 million in second-quarter 2015, compared with the year-ago quarter’s $86 million. This decrease is primarily the result of a $54 million decrease in net interest income due to a decline in the net interest margin and the balance of the portfolio. In addition, there was a $46 million increase in the provision for private education loan losses. This increase in provision was primarily the result of an increase in the amount of loans exiting deferment status in 2014 over prior years and those loans experiencing unfavorable credit trends compared to loans that exited deferment in prior years. This segment of borrowers returned to school during the recession, deferred payment on their existing loans, and exited deferment status in 2014.

Core earnings second-quarter 2015 private education loan portfolio results vs. second-quarter 2014 are as follows:

•	Delinquencies of 90 days or more of 3.3 percent of loans in repayment, up from 3.2 percent.

•	Total delinquencies of 6.8 percent of loans in repayment, down from 7.1 percent.

•

Excluding the amount described below, the second-quarter 2015 charge-off rate was 2.7 percent of average loans in repayment, up from 2.5 percent. In the second quarter of 2015, the portion of the loan amount charged off at default increased from 73 percent to 79 percent. This did not impact the provision for loan losses as previously this had been reserved through the allowance for loan losses. This change resulted in a $330 million reduction to the balance of the receivable for partially charged-off loans.

•	Net interest margin of 3.55 percent, down from 4.00 percent.

•	Provision for private education loan losses of $191 million, up from $145 million.

At June 30, 2015, Navient held $28.1 billion of private education loans, compared with $30.3 billion of private education loans held at June 30, 2014.

Business Services

Navient’s business services segment includes revenue primarily from servicing and asset recovery activities.

Business services core earnings were $90 million in second-quarter 2015, compared with $130 million in the year-ago quarter. The decrease in core earnings was primarily the result of lower asset recovery revenue, primarily related to a legislative reduction in certain fees earned and a lower balance of FFELP loans serviced.

The company services student loans for more than 12 million customers, including 6.1 million customers on behalf of the U.S. Department of Education (ED).

Operating Expenses

Second-quarter 2015 core earnings operating expenses were $225 million, compared with $195 million in the year-ago quarter. This $30 million increase over the year-ago quarter was primarily due to operating costs related to Gila LLC, which was acquired in the prior quarter, incremental third-party servicing expenses related to an $8.5 billion loan acquisition in fourth-quarter 2014, increased operating costs related to higher servicing and asset recovery volumes and increased regulatory compliance costs.

Funding and Liquidity

During the second-quarter 2015, Navient issued $1.8 billion in FFELP asset-backed securities (ABS).

During the second-quarter 2015, Navient repurchased $522 million in senior unsecured debt, for a total of $1.1 billion repurchased year to date.

Shareholder Distributions

In the second-quarter 2015, Navient paid a common stock dividend of $0.16 per share.

Navient repurchased 15.2 million shares of common stock for $300 million in the second quarter of 2015. The shares were repurchased under the company’s January 2015 share repurchase program that authorizes up to $1 billion of share repurchases. As of June 30, 2015, the remaining repurchase authority was $400 million.

Restructuring and Other Reorganization Expenses

During the quarter, the company launched a restructuring initiative to simplify and streamline its management structure post-spin-off to improve the operating efficiency and effectiveness of the organization, and as a result recorded $29 million of restructuring expenses primarily related to expected severance and other related costs. These expenses are included in GAAP results but excluded from core earnings.

***

Navient reports financial results on a GAAP basis and also provides certain core earnings performance measures. The difference between the company’s core earnings and GAAP results for the periods presented were attributable to (1) the financial results attributable to the operations of the consumer banking business prior to the spin-off on April 30, 2014, and related restructuring and reorganization expense incurred in connection with the spin-off, including the restructuring initiated in the second quarter of 2015, (2) unrealized, mark-to-market gains/losses on derivatives and (3) goodwill and acquired intangible asset amortization and impairment. These items are recognized in GAAP but have not been included in core earnings results. Navient provides core earnings measures because this is what management uses when making management decisions regarding the company’s performance and the allocation of corporate resources. In addition, Navient’s equity investors, credit rating agencies and debt capital providers use these core earnings measures to monitor the company’s business performance. See “‘Core Earnings’ — Definition and Limitations” for a further discussion and a complete reconciliation between GAAP net income and core earnings.

Definitions for capitalized terms in this document can be found in Navient’s Annual Report on Form 10-K for the year ended December 31, 2014 (filed with the SEC on February 27, 2015). Certain reclassifications have been made to the balances as of and for the three and six months ended June 30, 2014, to be consistent with classifications adopted for 2015, and had no effect on net income, total assets or total liabilities.

***

Navient will host an earnings conference call tomorrow, July 22, at 8 a.m. EDT. Navient executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. To participate, join a live audio webcast at navient.com/investors or dial 855-838-4156 (USA and Canada) or dial 267-751-3600 (international) and use access code 77164535 starting at 7:45 a.m. EDT.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments and other details, may be accessed at www.navient.com/investors under the webcasts tab.

A replay of the conference call will be available approximately two hours after the call’s conclusion through Aug.5 at navient.com/investors or by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 77164535.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in Navient’s Annual Report on Form 10-K for the year ended Dec. 31, 2014 and subsequent filings with the Securities and Exchange Commission; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; risks inherent in the government contracting environment, including the possible loss of government contracts and potential civil and criminal penalties as a result of governmental investigations or audits; and changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings or the credit ratings of the United States of America; failures of its operating systems or infrastructure, or those of third-party vendors; risks related to cybersecurity including the potential disruption of its systems or potential disclosure of confidential customer information; damage to its reputation; failures to successfully implement cost-cutting initiatives and adverse effects of such initiatives on its business; failures or delays in the planned conversion to our servicing platform of the recently acquired Wells Fargo portfolio of FFELP loans or any other FFELP or private education loan portfolio acquisitions; risks associated with restructuring initiatives; risks associated with the April 30, 2014 separation of Navient and SLM Corporation into two distinct, publicly traded companies, including failure to achieve the expected benefits of the separation; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; increased competition including from banks, other consumer lenders and other loan servicers; the creditworthiness of its customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of its earning assets versus its funding arrangements; changes in general economic conditions; the company’s ability to successfully effectuate any acquisitions and other strategic initiatives; and changes in the demand for debt management services. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in its expectations.

***

About Navient

As the nation’s leading loan management, servicing and asset recovery company, Navient (Nasdaq: NAVI) helps customers navigate the path to financial success. Servicing more than $300 billion in student loans, the company supports the educational and economic achievements of more than 12 million Americans. A growing number of government and higher education clients rely on Navient for proven solutions to meet their financial goals. Learn more at navient.com.

Contact:

Media:	Patricia Nash Christel, 302-283-4076, patricia.christel@navient.com
Investors:	Joe Fisher, 302-283-4075, joe.fisher@navient.com

# # #

Spin-Off of Navient

On April 30, 2014, the spin-off of Navient from SLM Corporation (the “Spin-Off”) was completed and Navient became an independent, publicly traded company focused on loan management, servicing and asset recovery. The separation was completed through the distribution of 100 percent of the outstanding shares of Navient common stock, on the basis of one share of Navient common stock for each share of SLM Corporation common stock. SLM Corporation continues operation as a separate publicly traded company and includes Sallie Mae Bank, its Private Education Loan originations business and the Private Education Loans the bank held at the time of the separation.

Due to the relative significance of Navient to SLM Corporation prior to the Spin-Off, for financial reporting purposes, Navient is treated as the “accounting spinnor” and therefore is the “accounting successor” to SLM Corporation as constituted prior to the Spin-Off, notwithstanding the legal form of the Spin-Off. Since Navient is the accounting successor, the historical financial statements of SLM Corporation prior to the Spin-Off, are the historical financial statements of Navient. As a result, the GAAP financial results reported in this earnings release include the historical financial results of SLM Corporation prior to the Spin-Off on April 30, 2014 (i.e., such consolidated results include both the loan management, servicing and asset recovery business (Navient) and the consumer banking business (“SLM BankCo”)) and reflect the deemed distribution of SLM BankCo to SLM Corporation’s stockholders on April 30, 2014. See “‘Core Earnings’ — Definitions and Limitations” for a discussion of the exclusion of the pre-Spin-Off financial results of the consumer banking business from our “Core Earnings” results.

Selected Historical Financial Information and Ratios

	Quarters Ended			Six Months Ended
(In millions, except per share data)	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
GAAP Basis
Net income attributable to Navient Corporation	$182	$292	$307	$474	$526
Diluted earnings per common share attributable to Navient Corporation	$.47	$.72	$.71	$1.20	$1.20
Weighted average shares used to compute diluted earnings per share	387	405	430	396	432
Net interest margin, FFELP Loans	1.19%	1.25%	1.27%	1.22%	1.29%
Net interest margin, Private Education Loans	3.52%	3.71%	4.11%	3.62%	4.22%
Return on assets	.53%	.85%	.87%	.69%	.72%
Ending FFELP Loans, net	$100,264	$102,424	$99,730	$100,264	$99,730
Ending Private Education Loans, net	28,107	28,990	30,324	28,107	30,324

Ending total student loans, net	$128,371	$131,414	$130,054	$128,371	$130,054

Average FFELP Loans	$101,305	$103,617	$100,926	$102,455	$102,322
Average Private Education Loans	29,207	30,105	33,811	29,653	36,364

Average total student loans	$130,512	$133,722	$134,737	$132,108	$138,686

“Core Earnings” Basis(1)
Net income attributable to Navient Corporation	$154	$194	$241	$348	$383
Diluted earnings per common share attributable to Navient Corporation	$.40	$.48	$.56	$.88	$.89
Weighted average shares used to compute diluted earnings per share	387	405	430	396	432
Net interest margin, FFELP Loans	.81%	.88%	.89%	.85%	.88%
Net interest margin, Private Education Loans	3.55%	3.74%	4.00%	3.64%	3.96%
Return on assets	.45%	.56%	.70%	.51%	.56%
Ending FFELP Loans, net	$100,264	$102,424	$99,730	$100,264	$99,730
Ending Private Education Loans, net	28,107	28,990	30,324	28,107	30,324

Ending total student loans, net	$128,371	$131,414	$130,054	$128,371	$130,054

Average FFELP Loans	$101,305	$103,617	$100,467	$102,455	$101,393
Average Private Education Loans	29,207	30,105	31,408	29,653	31,467

Average total student loans	$130,512	$133,722	$131,875	$132,108	$132,860

(1)

“Core Earnings” are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation of “Core Earnings,” see the section titled “‘Core Earnings’ — Definition and Limitations” and subsequent sections.

FFELP Loan Segment Performance Metrics — “Core Earnings”

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
FFELP Loan spread	.91%	.96%	.98%	.93%	.96%
Net interest margin	.81%	.88%	.89%	.85%	.88%
Provision for loan losses	$7	$5	$10	$12	$20
Charge-offs	$9	$7	$15	$16	$37
Charge-off rate	.05%	.03%	.08%	.04%	.10%
Total delinquency rate	15.8%	15.9%	14.8%	15.8%	14.8%
Greater than 90-day delinquency rate	8.4%	8.4%	7.0%	8.4%	7.0%
Forbearance rate	15.9%	15.5%	17.2%	15.9%	17.2%

Private Education Loan Segment Performance Metrics — “Core Earnings”

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Private Education Loan spread	3.66%	3.87%	4.10%	3.77%	4.05%
Net interest margin	3.55%	3.74%	4.00%	3.64%	3.96%
Provision for loan losses	$191	$120	$145	$311	$281
Net adjustment resulting from the change in the charge-off rate(1)	$330	$—	$—	$330	$—
Net charge-offs remaining	179	190	166	369	385

Total net charge-offs	$509	$190	$166	$699	$385
Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	2.7%	2.9%	2.5%	2.8%	2.9%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(1)	5.1%	—%	—%	2.5%	—%
Total delinquency rate	6.8%	6.9%	7.1%	6.8%	7.1%
Greater than 90-day delinquency rate	3.3%	3.6%	3.2%	3.3%	3.2%
Forbearance rate	3.7%	3.8%	4.2%	3.7%	4.2%
Loans in repayment with more than 12 payments made	93.0%	92.6%	90.4%	93.0%	90.4%
Cosigner rate	65%	64%	64%	65%	64%
Average FICO	719	719	718	719	718

(1)

In the second quarter of 2015, the portion of the loan amount charged off at default increased from 73 percent to 79 percent. This did not impact the provision for loan losses as previously this had been reserved through the allowance for loan losses. This change resulted in a $330 million reduction to the balance of the receivable for partially charged-off loans.

Business Services Segment Performance Metrics — “Core Earnings”

	As of
(Dollars in billions)	June 30, 2015	March 31, 2015	June 30, 2014
Number of accounts serviced for ED (in millions)	6.1	6.2	5.8
Total federal loans serviced	$281	$282	$272
Contingent collections receivables inventory:
Student loans	$11.0	$11.0	$13.5
Other	9.1	9.2	2.8

Total contingent collections receivables inventory	$20.1	$20.2	$16.3

Results of Operations

We present the results of operations below first on a consolidated basis in accordance with GAAP. Following our discussion of consolidated earnings results on a GAAP basis, we present our results on a segment basis. We have four business segments: FFELP Loans, Private Education Loans, Business Services and Other. Since these segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures, these segments are presented on a “Core Earnings” basis (see “‘Core Earnings’ — Definition and Limitations”).

GAAP Statements of Income (Unaudited)

				June 30, 2015 vs. March 31, 2015		June 30, 2015 vs. June 30, 2014
	Quarters Ended			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	June 30, 2015	March 31, 2015	June 30, 2014	$	%	$	%
Interest income:
FFELP Loans	$626	$637	$631	$(11)	(2)%	$(5)	(1)%
Private Education Loans	434	456	539	(22)	(5)	(105)	(19)
Other loans	2	2	2	—	—	—	—
Cash and investments	2	2	3	—	—	(1)	(33)

Total interest income	1,064	1,097	1,175	(33)	(3)	(111)	(9)
Total interest expense	515	514	513	1	—	2	—

Net interest income	549	583	662	(34)	(6)	(113)	(17)
Less: provisions for loan losses	198	125	165	73	58	33	20

Net interest income after provisions for loan losses	351	458	497	(107)	(23)	(146)	(29)
Other income (loss):
Gains on sales of loans and investments	7	5	—	2	40	7	100
Gains (losses) on derivative and hedging activities, net	(18)	71	61	(89)	(125)	(79)	(130)
Servicing revenue	106	77	73	29	38	33	45
Asset recovery revenue	99	89	132	10	11	(33)	(25)
Gains on debt repurchases	—	—	—	—	—	—	—
Other income	7	7	9	—	—	(2)	(22)

Total other income (loss)	201	249	275	(48)	(19)	(74)	(27)
Expenses:
Operating expenses	225	230	211	(5)	(2)	14	7
Goodwill and acquired intangible asset impairment and amortization expense	3	1	2	2	200	1	50
Restructuring and other reorganization expenses	29	3	61	26	867	(32)	(52)

Total expenses	257	234	274	23	10	(17)	(6)

Income from continuing operations, before income tax expense	295	473	498	(178)	(38)	(203)	(41)
Income tax expense	113	181	191	(68)	(38)	(78)	(41)

Net income from continuing operations	182	292	307	(110)	(38)	(125)	(41)
Income from discontinued operations, net of tax expense	—	—	—	—	—	—	—

Net income	182	292	307	(110)	(38)	(125)	(41)
Less: net loss attributable to noncontrolling interest	—	—	—	—	—	—	—

Net income attributable to Navient Corporation	182	292	307	(110)	(38)	(125)	(41)
Preferred stock dividends	—	—	2	—	—	(2)	(100)

Net income attributable to Navient Corporation common stock	$182	$292	$305	$(110)	(38)%	$(123)	(40)%

Basic earnings per common share attributable to Navient Corporation	$.48	$.73	$.72	$(.25)	(34)%	$(.24)	(33)%

Diluted earnings per common share attributable to Navient Corporation	$.47	$.72	$.71	$(.25)	(35)%	$(.24)	(34)%

Dividends per common share attributable to Navient Corporation	$.16	$.16	$.15	$—	—%	$.01	7%

	Six Months Ended June 30,		Increase (Decrease)
(In millions, except per share data)	2015	2014	$	%
Interest income:
FFELP Loans	$1,262	$1,278	$(16)	(1)%
Private Education Loans	891	1,183	(292)	(25)
Other loans	4	4	—	—
Cash and investments	4	6	(2)	(33)

Total interest income	2,161	2,471	(310)	(13)
Total interest expense	1,029	1,042	(13)	(1)

Net interest income	1,132	1,429	(297)	(21)
Less: provisions for loan losses	323	350	(27)	(8)

Net interest income after provisions for loan losses	809	1,079	(270)	(25)
Other income (loss):
Gains on sales of loans and investments	12	—	12	100
Gains (losses) on derivative and hedging activities, net	53	53	—	—
Servicing revenue	182	136	46	34
Asset recovery revenue	188	243	(55)	(23)
Gains on debt repurchases	—	—	—	—
Other income	15	13	2	15

Total other income (loss)	450	445	5	1
Expenses:
Operating expenses	456	578	(122)	(21)
Goodwill and acquired intangible asset impairment and amortization expense	4	6	(2)	(33)
Restructuring and other reorganization expenses	32	87	(55)	(63)

Total expenses	492	671	(179)	(27)

Income from continuing operations, before income tax expense	767	853	(86)	(10)
Income tax expense	293	328	(35)	(11)

Net income from continuing operations	474	525	(51)	(10)
Income from discontinued operations, net of tax expense	—	1	(1)	(100)

Net income	474	526	(52)	(10)
Less: net loss attributable to noncontrolling interest	—	—	—	—

Net income attributable to Navient Corporation	474	526	(52)	(10)
Preferred stock dividends	—	6	(6)	(100)

Net income attributable to Navient Corporation common stock	$474	$520	$(46)	(9)%

Basic earnings per common share attributable to Navient Corporation	$1.22	$1.22	$—	—%

Diluted earnings per common share attributable to Navient Corporation	$1.20	$1.20	$—	—%

Dividends per common share attributable to Navient Corporation	$.32	$.30	$.02	7%

GAAP Balance Sheet (Unaudited)

(In millions, except share and per share data)	June 30, 2015	March 31, 2015	June 30, 2014
Assets
FFELP Loans (net of allowance for losses of $89, $91 and $96, respectively)	$100,264	$102,424	$99,730
Private Education Loans (net of allowance for losses of $1,533, $1,849 and $1,983, respectively)	28,107	28,990	30,324
Cash and investments	2,257	2,654	2,294
Restricted cash and investments	3,950	3,799	3,613
Goodwill and acquired intangible assets, net	546	549	373
Other assets	5,096	5,456	6,642

Total assets	$140,220	$143,872	$142,976

Liabilities
Short-term borrowings	$2,951	$4,090	$4,316
Long-term borrowings	130,387	132,330	131,919
Other liabilities	2,949	3,361	2,720

Total liabilities	136,287	139,781	138,955

Commitments and contingencies

Equity
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 430 million, 429 million and 424 million shares, respectively, issued	4	4	4
Additional paid-in capital	2,954	2,935	2,868
Accumulated other comprehensive income (loss), net of tax expense (benefit)	(26)	(36)	7
Retained earnings	2,072	1,951	1,224

Total Navient Corporation stockholders’ equity before treasury stock	5,004	4,854	4,103
Less: Common stock held in treasury: 56 million, 40 million and 5 million shares, respectively	(1,075)	(767)	(82)

Total Navient Corporation stockholders’ equity	3,929	4,087	4,021
Noncontrolling interest	4	4	—

Total equity	3,933	4,091	4,021

Total liabilities and equity	$140,220	$143,872	$142,976

Consolidated Earnings Summary — GAAP basis

Three Months Ended June 30, 2015 Compared with Three Months Ended June 30, 2014

For the three months ended June 30, 2015, net income was $182 million, or $0.47 diluted earnings per common share, compared with net income of $307 million, or $0.71 diluted earnings per common share, for the three months ended June 30, 2014. The decrease in net income was primarily due to a $113 million decline in net interest income, a $33 million increase in the provisions for loan losses, a $79 million decrease in net gains on derivative and hedging activities, a $33 million decrease in asset recovery revenue and a $14 million increase in operating expenses. This was partially offset by a $33 million increase in servicing revenue and a $32 million decrease in restructuring and other reorganization expenses.

The primary contributors to each of the identified drivers of changes in net income for the current quarter compared with the year-ago quarter are as follows:

•

Net interest income decreased by $113 million, of which $46 million related to the deemed distribution of SLM BankCo on April 30, 2014. Also contributing to the decrease was a reduction in Private Education Loan net interest income resulting from a decline in the balance and net interest margin, as well as a reduction in the net interest margin on the FFELP Loans.

•

Provisions for loan losses increased $33 million primarily as a result of an increase in the amount of loans exiting deferment status in 2014 over prior years and those loans experiencing unfavorable credit trends compared to loans that exited deferment in prior years.

•

Gains on derivative and hedging activities, net, decreased $79 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may continue to vary significantly in future periods.

•	Servicing revenue increased $33 million primarily as a result of increasing our recovery expectation on previously assessed late fees.

•

Asset recovery revenue decreased $33 million primarily as a result of the Bipartisan Budget Act (the “Budget Act”) enacted on December 26, 2013 and effective on July 1, 2014, which reduced the amount paid to Guarantor agencies for defaulted FFELP Loans that are rehabilitated. This legislative reduction in fees represents $39 million of the decrease in asset recovery revenue. This reduction was partially offset by higher asset recovery volume and revenue from Gila LLC, acquired in the prior quarter.

•

Operating expenses increased $14 million. This increase was primarily due to operating costs related to Gila LLC, which was acquired in the prior quarter, incremental third-party servicing expenses related to an $8.5 billion loan acquisition in fourth-quarter 2014, increased operating costs related to higher servicing and asset recovery volumes and increased regulatory compliance costs, which were partially offset by a decrease of $16 million related to the deemed distribution of SLM BankCo on April 30, 2014.

•

Restructuring and other reorganization expenses decreased $32 million, from $61 million to $29 million. The year-ago quarter’s expenses were primarily related to third-party costs incurred in connection with the Spin-Off. During the current quarter, the Company launched a restructuring initiative to simplify and streamline its management structure post-Spin-Off to improve the operating efficiency and effectiveness of the organization, and as a result recorded $29 million of restructuring expenses primarily related to expected severance and other related costs.

We repurchased 15.2 million shares and 3.9 million shares of our common stock during the three months ended June 30, 2015 and 2014, respectively, as part of our common share repurchase program. Primarily as a result of ongoing common share repurchases, our average outstanding diluted shares decreased by 43 million common shares from the year-ago quarter.

Six Months Ended June 30, 2015 Compared with Six Months Ended June 30, 2014

For the six months ended June 30, 2015, net income was $474 million, or $1.20 diluted earnings per common share, compared with net income of $526 million, or $1.20 diluted earnings per common share, for the six months ended June 30, 2014. The decrease in net income was primarily due to a $297 million decline in net interest income and a $55 million decrease in asset recovery revenue. This was partially offset by a $27 million decrease in the provisions for loan losses, a $46 million increase in servicing revenue, a $122 million decrease in operating expenses, and a $55 million decrease in restructuring and other reorganization expenses.

The primary contributors to each of the identified drivers of changes in net income for the current six-month period compared with the year-ago six-month period are as follows:

•

Net interest income decreased by $297 million, of which $186 million related to the deemed distribution of SLM BankCo on April 30, 2014. Also contributing to the decrease was a reduction in Private Education Loan net interest income due to a decline in the balance and net interest margin, as well as a reduction in the net interest margin on the FFELP Loans.

•

Provisions for loan losses declined $27 million, of which $49 million related to the deemed distribution of SLM BankCo on April 30, 2014, partially offset by an increase to the provision primarily as a result of an increase in the amount of loans exiting deferment status in 2014 over prior years and those loans experiencing unfavorable credit trends compared to loans that exited deferment in prior years.

•	Servicing revenue increased $46 million primarily as a result of increasing our recovery expectation on previously assessed late fees, as well as a general increase in third-party servicing revenue.

•

Asset recovery revenue decreased $55 million primarily as a result of the Budget Act discussed above, which reduced the amount paid to Guarantor agencies for defaulted FFELP Loans that are rehabilitated. This legislative reduction in fees represents $78 million of the decrease in asset recovery revenue. This reduction was partially offset by higher asset recovery volume and revenue from Gila LLC, acquired in the prior quarter.

•

In the first quarter of 2014, we recorded $103 million of expenses related to the settlement of regulatory matters. Excluding these expenses, operating expenses decreased $19 million. This decrease was primarily due to $63 million related to the deemed distribution of SLM BankCo on April 30, 2014, partially offset by operating costs related to Gila LLC, which was acquired in the first quarter of 2015, incremental third-party servicing expenses related to an $8.5 billion loan acquisition in fourth-quarter 2014, increased operating costs related to higher servicing and asset recovery volumes and increased regulatory compliance costs.

•

Restructuring and other reorganization expenses decreased $55 million, from $87 million to $32 million. The year-ago period’s expenses were primarily related to third-party costs incurred in connection with the Spin-Off. During the current quarter, the Company launched a restructuring initiative to simplify and streamline its management structure post-Spin-Off to improve the operating efficiency and effectiveness of the organization, and as a result recorded $29 million of restructuring expense primarily related to expected severance and other related costs.

We repurchased 29.8 million shares and 12.2 million shares of our common stock during the six months ended June 30, 2015 and 2014, respectively, as part of our common share repurchase program. Primarily as a result of ongoing common share repurchases, our average outstanding diluted shares decreased by 36 million common shares from the year-ago period.

“Core Earnings” — Definition and Limitations

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as “Core Earnings.” We provide this “Core Earnings” basis of presentation on a consolidated basis for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our “Core Earnings” basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide “Core Earnings” disclosure in the notes to our consolidated financial statements for our business segments.

“Core Earnings” are not a substitute for reported results under GAAP. We use “Core Earnings” to manage each business segment because “Core Earnings” reflect adjustments to GAAP financial results for three items, discussed below, that are either related to the Spin-Off or create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that “Core Earnings” provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the three items we remove to result in our “Core Earnings” presentations are:

1.	The financial results attributable to the operations of SLM BankCo prior to the Spin-Off and related restructuring and reorganization expense incurred in connection with the Spin-Off, including the restructuring expenses related to the restructuring initiative launched in second-quarter 2015 to simplify and streamline the Company’s management structure post-Spin-Off. For GAAP purposes, Navient reflected the deemed distribution of SLM BankCo on April 30, 2014. For “Core Earnings,” we exclude the consumer banking business as if it had never been a part of Navient’s historical results prior to the deemed distribution of SLM BankCo on April 30, 2014;

2.	Unrealized mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

3.	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our “Core Earnings” basis of presentation does not. “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance.

	Quarter Ended June 30, 2015
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$522	$434	$—	$—	$—	$956	$163	$(59)	$104	$1,060
Other loans	—	—	—	2	—	2	—	—	—	2
Cash and investments	1	—	—	1	—	2	—	—	—	2

Total interest income	523	434	—	3	—	960	163	(59)	104	1,064
Total interest expense	309	171	—	28	—	508	7	—	7	515

Net interest income (loss)	214	263	—	(25)	—	452	156	(59)	97	549
Less: provisions for loan losses	7	191	—	—	—	198	—	—	—	198

Net interest income (loss) after provisions for loan losses	207	72	—	(25)	—	254	156	(59)	97	351
Other income (loss):
Gains on sales of loans and investments	7	—	—	—	—	7	—	—	—	7
Servicing revenue	45	6	163	—	(108)	106	—	—	—	106
Asset recovery revenue	—	—	99	—	—	99	—	—	—	99
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—
Other income (loss)	—	—	—	3	—	3	(156)	142	(14)	(11)

Total other income (loss)	52	6	262	3	(108)	215	(156)	142	(14)	201
Expenses:
Direct operating expenses	112	44	119	3	(108)	170	—	—	—	170
Overhead expenses	—	—	—	55	—	55	—	—	—	55

Operating expenses	112	44	119	58	(108)	225	—	—	—	225
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	3	3	3
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	29	29	29

Total expenses	112	44	119	58	(108)	225	—	32	32	257

Income (loss) from continuing operations, before income tax expense (benefit)	147	34	143	(80)	—	244	—	51	51	295
Income tax expense (benefit)(3)	54	12	53	(29)	—	90	—	23	23	113

Net income (loss) from continuing operations	$93	$22	$90	$(51)	$—	$154	$—	$28	$28	$182
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$93	$22	$90	$(51)	$—	$154	$—	$28	$28	$182

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended June 30, 2015
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$—	$97	$—	$97
Total other income (loss)	—	(14)	—	(14)
Operating expenses	—	—	—	—
Goodwill and acquired intangible asset impairment and amortization	—	—	3	3
Restructuring and other reorganization expenses	29	—	—	29

Total “Core Earnings” adjustments to GAAP	$(29)	$83	$(3)	51

Income tax expense				23

Net income				$28

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended March 31, 2015
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$534	$456	$—	$—	$—	$990	$162	$(59)	$103	$1,093
Other loans	—	—	—	2	—	2	—	—	—	2
Cash and investments	1	—	—	1	—	2	—	—	—	2

Total interest income	535	456	—	3	—	994	162	(59)	103	1,097
Total interest expense	302	173	—	30	—	505	9	—	9	514

Net interest income (loss)	233	283	—	(27)	—	489	153	(59)	94	583
Less: provisions for loan losses	5	120	—	—	—	125	—	—	—	125

Net interest income (loss) after provisions for loan losses	228	163	—	(27)	—	364	153	(59)	94	458
Other income (loss):
Gains on sales of loans and investments	5	—	—	—	—	5	—	—	—	5
Servicing revenue	18	7	163	—	(111)	77	—	—	—	77
Asset recovery revenue	—	—	89	—	—	89	—	—	—	89
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—
Other income (loss)	—	—	2	4	—	6	(153)	225	72	78

Total other income (loss)	23	7	254	4	(111)	177	(153)	225	72	249
Expenses:
Direct operating expenses	115	46	116	4	(111)	170	—	—	—	170
Overhead expenses	—	—	—	60	—	60	—	—	—	60

Operating expenses	115	46	116	64	(111)	230	—	—	—	230
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	1	1	1
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	3	3	3

Total expenses	115	46	116	64	(111)	230	—	4	4	234

Income (loss) from continuing operations, before income tax expense (benefit)	136	124	138	(87)	—	311	—	162	162	473
Income tax expense (benefit)(3)	51	47	52	(33)	—	117	—	64	64	181

Net income (loss) from continuing operations	$85	$77	$86	$(54)	$—	$194	$—	$98	$98	$292
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$85	$77	$86	$(54)	$—	$194	$—	$98	$98	$292

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended March 31, 2015
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$—	$94	$—	$94
Total other income	—	72	—	72
Operating expenses	—	—	—	—
Goodwill and acquired intangible asset impairment and amortization	—	—	1	1
Restructuring and other reorganization expenses	3	—	—	3

Total “Core Earnings” adjustments to GAAP	$(3)	$166	$(1)	162

Income tax expense				64

Net income				$98

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended June 30, 2014
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$522	$490	$—	$—	$—	$1,012	$166	$(8)	$158	$1,170
Other loans	—	—	—	2	—	2	—	—	—	2
Cash and investments	1	—	—	1	—	2	—	1	1	3

Total interest income	523	490	—	3	—	1,016	166	(7)	159	1,175
Total interest expense	291	173	—	30	—	494	12	7	19	513

Net interest income (loss)	232	317	—	(27)	—	522	154	(14)	140	662
Less: provisions for loan losses	10	145	—	—	—	155	—	10	10	165

Net interest income (loss) after provisions for loan losses	222	172	—	(27)	—	367	154	(24)	130	497
Other income (loss):
Gains on sales of loans and investments	—	—	—	—	—	—	—	—	—	—
Servicing revenue	15	7	166	—	(115)	73	—	—	—	73
Asset recovery revenue	—	—	132	—	—	132	—	—	—	132
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—
Other income (loss)	—	—	1	8	—	9	(154)	215	61	70

Total other income (loss)	15	7	299	8	(115)	214	(154)	215	61	275
Expenses:
Direct operating expenses	121	42	93	2	(115)	143	—	11	11	154
Overhead expenses	—	—	—	52	—	52	—	5	5	57

Operating expenses	121	42	93	54	(115)	195	—	16	16	211
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	2	2	2
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	61	61	61

Total expenses	121	42	93	54	(115)	195	—	79	79	274

Income (loss) from continuing operations, before income tax expense (benefit)	116	137	206	(73)	—	386	—	112	112	498
Income tax expense (benefit)(3)	44	51	76	(26)	—	145	—	46	46	191

Net income (loss) from continuing operations	$72	$86	$130	$(47)	$—	$241	$—	$66	$66	$307
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$72	$86	$130	$(47)	$—	$241	$—	$66	$66	$307

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended June 30, 2014
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$35	$95	$—	$130
Total other income	6	55	—	61
Operating expenses	16	—	—	16
Goodwill and acquired intangible asset impairment and amortization	—	—	2	2
Restructuring and other reorganization expenses	61	—	—	61

Total “Core Earnings” adjustments to GAAP	$(36)	$150	$(2)	112

Income tax expense				46

Net income				$66

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Six Months Ended June 30, 2015
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$1,055	$891	$—	$—	$—	$1,946	$325	$(118)	$207	$2,153
Other loans	—	—	—	4	—	4	—	—	—	4
Cash and investments	3	—	—	1	—	4	—	—	—	4

Total interest income	1,058	891	—	5	—	1,954	325	(118)	207	2,161
Total interest expense	611	345	—	57	—	1,013	16	—	16	1,029

Net interest income (loss)	447	546	—	(52)	—	941	309	(118)	191	1,132
Less: provisions for loan losses	12	311	—	—	—	323	—	—	—	323

Net interest income (loss) after provisions for loan losses	435	235	—	(52)	—	618	309	(118)	191	809
Other income (loss):
Gains on sales of loans and investments	12	—	—	—	—	12	—	—	—	12
Servicing revenue	63	12	326	—	(219)	182	—	—	—	182
Asset recovery revenue	—	—	188	—	—	188	—	—	—	188
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—
Other income (loss)	—	—	2	8	—	10	(309)	367	58	68

Total other income (loss)	75	12	516	8	(219)	392	(309)	367	58	450
Expenses:
Direct operating expenses	227	90	235	5	(219)	338	—	—	—	338
Overhead expenses	—	—	—	118	—	118	—	—	—	118

Operating expenses	227	90	235	123	(219)	456	—	—	—	456
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	4	4	4
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	32	32	32

Total expenses	227	90	235	123	(219)	456	—	36	36	492

Income (loss) from continuing operations, before income tax expense (benefit)	283	157	281	(167)	—	554	—	213	213	767
Income tax expense (benefit)(3)	106	58	105	(63)	—	206	—	87	87	293

Net income (loss) from continuing operations	$177	$99	$176	$(104)	$—	$348	$—	$126	$126	$474
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$177	$99	$176	$(104)	$—	$348	$—	$126	$126	$474

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Six Months Ended June 30, 2015
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$—	$191	$—	$191
Total other income	—	58	—	58
Operating expenses	—	—	—	—
Goodwill and acquired intangible asset impairment and amortization	—	—	4	4
Restructuring and other reorganization expenses	32	—	—	32

Total “Core Earnings” adjustments to GAAP	$(32)	$249	$(4)	213

Income tax expense				87

Net income				$126

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Six Months Ended June 30, 2014
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$1,033	$985	$—	$—	$—	$2,018	$365	$78	$443	$2,461
Other loans	—	—	—	5	—	5	—	(1)	(1)	4
Cash and investments	2	—	—	2	—	4	—	2	2	6

Total interest income	1,035	985	—	7	—	2,027	365	79	444	2,471
Total interest expense	578	358	—	55	—	991	22	29	51	1,042

Net interest income (loss)	457	627	—	(48)	—	1,036	343	50	393	1,429
Less: provisions for loan losses	20	281	—	—	—	301	—	49	49	350

Net interest income (loss) after provisions for loan losses	437	346	—	(48)	—	735	343	1	344	1,079
Other income (loss):
Gains on sales of loans and investments	—	—	—	—	—	—	—	—	—	—
Servicing revenue	26	8	335	—	(233)	136	—	—	—	136
Asset recovery revenue	—	—	243	—	—	243	—	—	—	243
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—
Other income (loss)	—	—	—	11	—	11	(343)	398	55	66

Total other income (loss)	26	8	578	11	(233)	390	(343)	398	55	445
Expenses:
Direct operating expenses	245	98	188	115	(233)	413	—	36	36	449
Overhead expenses	—	—	—	101	—	101	—	28	28	129

Operating expenses	245	98	188	216	(233)	514	—	64	64	578
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	6	6	6
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	87	87	87

Total expenses	245	98	188	216	(233)	514	—	157	157	671

Income (loss) from continuing operations, before income tax expense (benefit)	218	256	390	(253)	—	611	—	242	242	853
Income tax expense (benefit)(3)	83	95	146	(95)	—	229	—	99	99	328

Net income (loss) from continuing operations	$135	$161	$244	$(158)	$—	$382	$—	$143	$143	$525
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	1	—	—	1	—	—	—	1

Net income (loss)	$135	$161	$245	$(158)	$—	$383	$—	$143	$143	$526

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Six Months Ended June 30, 2014
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$136	$208	$—	$344
Total other income	14	41	—	55
Operating expenses	64	—	—	64
Goodwill and acquired intangible asset impairment and amortization	—	—	6	6
Restructuring and other reorganization expenses	87	—	—	87

Total “Core Earnings” adjustments to GAAP	$(1)	$249	$(6)	242

Income tax expense				99

Net income				$143

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

Differences between “Core Earnings” and GAAP

The following discussion summarizes the differences between “Core Earnings” and GAAP net income and details each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
“Core Earnings” net income attributable to Navient Corporation	$154	$194	$241	$348	$383
“Core Earnings” adjustments to GAAP:
Net impact of the removal of SLM BankCo’s operations and related restructuring and reorganization expense in connection with the Spin-Off	(29)	(3)	(36)	(32)	(1)
Net impact of derivative accounting	83	166	150	249	249
Net impact of goodwill and acquired intangible assets	(3)	(1)	(2)	(4)	(6)
Net tax effect	(23)	(64)	(46)	(87)	(99)

Total “Core Earnings” adjustments to GAAP	28	98	66	126	143

GAAP net income attributable to Navient Corporation	$182	$292	$307	$474	$526

(1)	SLM BankCo’s operations and related restructuring and reorganization expense in connection with the Spin-Off: On April 30, 2014, the Spin-Off of Navient from SLM Corporation was completed and Navient is now an independent, publicly-traded company. Due to the relative significance of Navient to SLM Corporation prior to the Spin-Off, among other factors, for financial reporting purposes Navient is treated as the “accounting spinnor” and therefore is the “accounting successor” to SLM Corporation as constituted prior to the Spin-Off, notwithstanding the legal form of the Spin-Off. Since Navient is treated for accounting purposes as the “accounting spinnor,” the GAAP financial statements of Navient reflect the deemed distribution of SLM BankCo to SLM BankCo’s stockholders on April 30, 2014.

For “Core Earnings,” we have assumed the consumer banking business (SLM BankCo) was never a part of Navient’s historical results prior to the deemed distribution of SLM BankCo on April 30, 2014 and we have removed the restructuring and reorganization expense incurred in connection with the Spin-Off, including the restructuring initiated in second-quarter 2015. Excluding these items provides management with a useful basis from which to better evaluate results from ongoing operations against results from prior periods. The adjustment relates to the exclusion of the consumer banking business and represents the operations, assets, liabilities and equity of SLM BankCo, which is comprised of Sallie Mae Bank, Upromise Rewards, the Insurance Business, and the Private Education Loan origination functions. Included in these amounts are also certain general corporate overhead expenses related to the consumer banking business. General corporate overhead consists of costs primarily associated with accounting, finance, legal, human resources, certain information technology costs, stock compensation, and executive management and the board of directors. These costs were generally allocated to the consumer banking business based on the proportionate level of effort provided to the consumer banking business relative to SLM Corporation using a relevant allocation driver (e.g., in proportion to the number of employees by function that were being transferred to SLM BankCo as opposed to remaining at Navient). All intercompany transactions between SLM BankCo and Navient have been eliminated. In addition, all prior preferred stock dividends have been removed as SLM BankCo succeeded SLM Corporation as the issuer of the preferred stock in connection with the Spin-Off.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
SLM BankCo net income, before income tax expense	$—	$—	$25	$—	$86
Restructuring and reorganization expense in connection with the Spin-Off	(29)	(3)	(61)	(32)	(87)

Total net impact, before income tax expense	$(29)	$(3)	$(36)	$(32)	$(1)

(2)	Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These unrealized gains and losses occur in our FFELP Loans, Private Education Loans and Other business segments. Under GAAP, for our derivatives that are held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the cumulative unrealized gain will equal the amount for which we sold the contract. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and “Core Earnings” net income.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
“Core Earnings” derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income	$(18)	$71	$61	$53	$53
Plus: Realized losses on derivative and hedging activities, net(1)	156	153	154	309	343

Unrealized gains on derivative and hedging activities, net(2)	138	224	215	362	396
Amortization of net premiums on Floor Income Contracts in net interest income for “Core Earnings”	(59)	(59)	(59)	(118)	(135)
Other derivative accounting adjustments(3)	4	1	(6)	5	(12)

Total net impact of derivative accounting(4)	$83	$166	$150	$249	$249

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

(2)	“Unrealized gains on derivative and hedging activities, net” comprises the following unrealized mark-to-market gains (losses):

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Floor Income Contracts	$171	$72	$132	$243	$313
Basis swaps	6	—	12	6	11
Foreign currency hedges	(43)	145	54	102	15
Other	4	7	17	11	57

Total unrealized gains on derivative and hedging activities, net	$138	$224	$215	$362	$396

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for “Core Earnings” and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under “Core Earnings” and, as a result, such gains or losses are amortized into “Core Earnings” over the life of the hedged item.

(4)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

Derivative accounting requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our “Core Earnings” presentation, these gains and losses are reclassified to the income statement line item of the economically hedged item. For our “Core Earnings” net interest margin, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to student loan interest income; and (b) reclassifying the net settlement amounts related to certain of our basis swaps to debt interest expense. The table below summarizes the realized losses on derivative and hedging activities and the associated reclassification on a “Core Earnings” basis.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(163)	$(162)	$(166)	$(325)	$(365)
Net settlement income on interest rate swaps reclassified to net interest income	7	9	12	16	22
Net realized gains on terminated derivative contracts reclassified to other income	—	—	—	—	—

Total reclassifications of realized losses on derivative and hedging activities	$(156)	$(153)	$(154)	$(309)	$(343)

Cumulative Impact of Derivative Accounting under GAAP compared to “Core Earnings”

As of June 30, 2015, derivative accounting has reduced GAAP equity by approximately $443 million as a result of cumulative net unrealized losses (after tax) recognized under GAAP, but not in “Core Earnings.” The following table rolls forward the cumulative impact to GAAP equity due to these unrealized after tax net losses related to derivative accounting.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Beginning impact of derivative accounting on GAAP equity	$(505)	$(553)	$(854)	$(553)	$(926)
Net impact of net unrealized gains (losses) under derivative accounting(1)	62	48	94	110	166

Ending impact of derivative accounting on GAAP equity	$(443)	$(505)	$(760)	$(443)	$(760)

(1)	Net impact of net unrealized gains (losses) under derivative accounting is composed of the following:

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Total pre-tax net impact of derivative accounting recognized in net income(a)	$83	$166	$150	$249	$249
Tax impact of derivative accounting adjustment recognized in net income	(31)	(73)	(54)	(104)	(76)
Change in unrealized gains (losses) on derivatives, net of tax recognized in other comprehensive income	10	(45)	(2)	(35)	(7)

Net impact of net unrealized gains (losses) under derivative accounting	$62	$48	$94	$110	$166

(a)	See “‘Core Earnings’ derivative adjustments” table above.

Hedging FFELP Loan Embedded Floor Income

Net Floor premiums received on Floor Income Contracts that have not been amortized into “Core Earnings” as of the respective period-ends are presented in the table below. These net premiums will be recognized in “Core Earnings” in future periods and are presented net of tax. As of June 30, 2015, the remaining amortization term of the net floor premiums was approximately 4.5 years for existing contracts. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

In addition to using Floor Income Contracts, we also use pay fixed interest rate swaps to hedge the embedded Floor Income within FFELP Loans. These interest rate swaps qualify as GAAP hedges and are accounted for as cash flow hedges of variable rate debt. For GAAP, gains and losses on the effective portion of these hedges are recorded in accumulated other comprehensive income and gains and losses on the ineffective portion are recorded immediately to earnings. Hedged Floor Income from these cash flow hedges that has not been recognized into “Core Earnings” and GAAP as of the respective period-ends is presented in the table below. This hedged Floor Income will be recognized in “Core Earnings” and GAAP in future periods and is presented net of tax. As of June 30, 2015, the hedged period is from April 2016 through December 2019. Historically, we have used pay fixed interest rate swaps on a periodic basis to hedge embedded Floor Income and depending upon market conditions and pricing, we may enter into swaps in the future. The balance of unrecognized hedged Floor Income will increase as we enter into new swaps and decline as revenue is recognized.

(Dollars in millions)	June 30, 2015	March 31, 2015	June 30, 2014
Unamortized net Floor premiums (net of tax)	$(220)	$(258)	$(274)
Unrecognized hedged Floor Income related to pay fixed interest rate swaps (net of tax)	(342)	(320)	—

Total(1)	$(562)	$(578)	$(274)

(1)	$(892) million, $(916) million and $(433) million on a pre-tax basis as of June 30, 2015, March 31, 2015 and June 30, 2014, respectively.

3)	Goodwill and Acquired Intangible Assets: Our “Core Earnings” exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
“Core Earnings” goodwill and acquired intangible asset adjustments(1)	$(3)	$(1)	$(3)	$(4)	$(6)

(1)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income.

Financial Condition

This section provides additional information regarding the credit quality and performance indicators related to our Private Education Loan portfolio.

Private Education Loan Portfolio Performance

Private Education Loan Delinquencies and Forbearance — GAAP and “Core Earnings“Basis

	June 30, 2015		March 31, 2015		June 30, 2014
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$2,439		$2,894		$3,375
Loans in forbearance(2)	998		1,030		1,201
Loans in repayment and percentage of each status:
Loans current	24,100	93.2%	24,451	93.1%	25,202	92.9%
Loans delinquent 31-60 days(3)	544	2.1	528	2.0	670	2.5
Loans delinquent 61-90 days(3)	369	1.4	341	1.3	391	1.4
Loans delinquent greater than 90 days(3)	852	3.3	940	3.6	873	3.2

Total Private Education Loans in repayment	25,865	100%	26,260	100%	27,136	100%

Total Private Education Loans, gross	29,302		30,184		31,712
Private Education Loan unamortized discount	(564)		(581)		(674)

Total Private Education Loans	28,738		29,603		31,038
Private Education Loan receivable for partially charged-off loans	902		1,236		1,269
Private Education Loan allowance for losses	(1,533)		(1,849)		(1,983)

Private Education Loans, net	$28,107		$28,990		$30,324

Percentage of Private Education Loans in repayment		88.3%		87.0%		85.6%

Delinquencies as a percentage of Private Education Loans in repayment		6.8%		6.9%		7.1%

Loans in forbearance as a percentage of loans in repayment and forbearance		3.7%		3.8%		4.2%

Loans in repayment with more than 12 payments made		93.0%		92.6%		90.4%

Cosigner rate		65%		64%		64%

Average FICO		719		719		718

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

Allowance for Private Education Loan Losses — GAAP Basis

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Allowance at beginning of period	$1,849	$1,916	$2,059	$1,916	$2,097
Provision for Private Education Loan losses	191	120	155	311	330
Net adjustment resulting from the change in the charge-off rate(1)	(330)	—	—	(330)	—
Net charge-offs remaining(2)	(179)	(190)	(166)	(369)	(385)

Total net charge-offs	(509)	(190)	(166)	(699)	(385)
Reclassification of interest reserve(3)	2	3	4	5	10
Distribution of SLM BankCo	—	—	(69)	—	(69)

Allowance at end of period	$1,533	$1,849	$1,983	$1,533	$1,983

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	2.7%	2.9%	2.3%	2.8%	2.6%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(1)	5.1%	—%	—%	2.5%	—%
Average coverage of net charge-offs, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	2.1	2.4	3.0	2.1	2.6
Allowance as a percentage of the ending total loan balance	5.1%	5.9%	6.0%	5.1%	6.0%
Allowance as a percentage of ending loans in repayment	5.9%	7.0%	7.3%	5.9%	7.3%
Ending total loans(4)	$30,204	$31,420	$32,981	$30,204	$32,981
Average loans in repayment	$26,122	$26,644	$28,599	$26,382	$29,999
Ending loans in repayment	$25,865	$26,260	$27,136	$25,865	$27,136

(1)

In the second quarter of 2015, the portion of the loan amount charged off at default increased from 73 percent to 79 percent. This did not impact the provision for loan losses as previously this had been reserved through the allowance for loan losses. This change resulted in a $330 million reduction to the balance of the receivable for partially charged-off loans.

(2)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(3)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(4)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

Allowance for Private Education Loan Losses — “Core Earnings” Basis

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Allowance at beginning of period	$1,849	$1,916	$1,987	$1,916	$2,035
Provision for Private Education Loan losses	191	120	145	311	281
Net adjustment resulting from the change in the charge-off rate(1)	(330)	—	—	(330)	—
Net charge-offs remaining(2)	(179)	(190)	(166)	(369)	(385)

Total net charge-offs	(509)	(190)	(166)	(699)	(385)
Reclassification of interest reserve(3)	2	3	4	5	10
Loan sales and other transactions	—	—	13	—	42

Allowance at end of period	$1,533	$1,849	$1,983	$1,533	$1,983

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	2.7%	2.9%	2.5%	2.8%	2.9%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(1)	5.1%	—%	—%	2.5%	—%
Average coverage of net charge-offs, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	2.1	2.4	3.0	2.1	2.6
Allowance as a percentage of the ending total loan balance	5.1%	5.9%	6.0%	5.1%	6.0%
Allowance as a percentage of ending loans in repayment	5.9%	7.0%	7.3%	5.9%	7.3%
Ending total loans(4)	$30,204	$31,420	$32,981	$30,204	$32,981
Average loans in repayment	$26,122	$26,644	$27,194	$26,382	$27,111
Ending loans in repayment	$25,865	$26,260	$27,136	$25,865	$27,136

(1)

In the second quarter of 2015, the portion of the loan amount charged off at default increased from 73 percent to 79 percent. This did not impact the provision for loan losses as previously this had been reserved through the allowance for loan losses. This change resulted in a $330 million reduction to the balance of the receivable for partially charged-off loans.

(2)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(3)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(4)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

The Private Education Loan provision for loan losses on a “Core Earnings” basis was $191 million in the second quarter of 2015, up $46 million from the second quarter of 2014. This increase in provision is primarily the result of an increase in the amount of loans exiting deferment status in 2014 over prior years and those loans experiencing unfavorable credit trends compared to loans that exited deferment in prior years. This segment of borrowers returned to school during the recession, deferred payment on their existing loans, and exited deferment status in 2014. The remainder of the portfolio continues to perform as expected and is experiencing positive credit trends.

In establishing the allowance for Private Education Loan losses as of June 30, 2015, we considered several factors with respect to our Private Education Loan portfolio. On a “Core Earnings” basis, total loans delinquent (as a percentage of loans in repayment) have decreased to 6.8 percent from 7.1 percent in the year-ago quarter. Loans greater than 90 days delinquent (as a percentage of loans in repayment) have increased to 3.3 percent from 3.2 percent in the year-ago quarter. The “Core Earnings” charge-off rate increased to 2.7 percent, excluding the impact from the change to the charge-off rate described in the above table, from 2.5 percent in the year-ago quarter. Loans in forbearance (as a percentage of loans in repayment and forbearance) decreased to 3.7 percent from 4.2 percent in the year-ago quarter.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for Private Education Loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. Private Education Loans which have defaulted since 2007 for which we have previously charged off estimated losses have, to varying degrees, not met our post-default recovery expectations to date and may continue not to do so. According to our policy, we have been charging off these periodic shortfalls in expected recoveries against our allowance for Private Education Loan losses and the related receivable for partially charged-off Private Education Loans and we will continue to do so. Additionally, in the second quarter of 2015, the portion of the loan amount charged off at default increased from 73 percent to 79 percent. This did not impact the provision for loan losses as previously this had been reserved through the allowance for loan losses. This change resulted in a $330 million reduction to the balance of the receivable for partially charged-off loans.

The following table summarizes the activity in the receivable for partially charged-off Private Education Loans (GAAP-basis and “Core Earnings”-basis are the same).

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Receivable at beginning of period	$1,236	$1,245	$1,297	$1,245	$1,313
Expected future recoveries of current period defaults(1)	46	62	53	108	124
Recoveries(2)	(50)	(52)	(58)	(102)	(119)
Net adjustment resulting from the change in the charge-off rate(3)	(330)	—	—	(330)	—
Net charge-offs remaining(3)	—	(19)	(23)	(19)	(49)

Total net charge-offs	(330)	(19)	(23)	(349)	(49)

Receivable at end of period	902	1,236	1,269	902	1,269
Allowance for estimated recovery shortfalls(4)	—	(380)	(402)	—	(402)

Net receivable at end of period	$902	$856	$867	$902	$867

(1)	Represents the difference between the defaulted loan balance and our estimate of the amount to be collected in the future.

(2)	Current period cash collections.

(3)

Prior to second-quarter 2015, charge-offs represent the current period recovery shortfall — the difference between what was expected to be collected and what was actually collected. In the second quarter of 2015, the portion of the loan amount charged off at default increased from 73 percent to 79 percent. This change resulted in a $330 million reduction to the balance of the receivable for partially charged-off loans. These amounts are included in total charge-offs as reported in the “Allowance for Private Education Loan Losses” table.

(4)

The allowance for estimated recovery shortfalls of the receivable for partially charged-off Private Education Loans is a component of the $1.8 billion and $2.0 billion overall allowance for Private Education Loan losses as of March 31, 2015 and June 30, 2014, respectively. This component of the allowance was removed in the second quarter of 2015 due to the increase in the charge-off rate discussed above.

Liquidity and Capital Resources

We expect to fund our ongoing liquidity needs, including the repayment of $1.6 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash and investment portfolio, the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered student loan assets, the distributions from our securitization trusts (including servicing fees which are priority payments within the trusts) and the issuance of additional unsecured debt. We may also draw down on our secured FFELP Loan and Private Education Loan facilities or issue term asset-backed securities (“ABS”).

We no longer originate Private Education Loans or FFELP Loans and therefore no longer have liquidity requirements for new originations, but we will continue to opportunistically purchase Private Education Loan and FFELP Loan portfolios from others.

Sources of Liquidity and Available Capacity

Ending Balances

(Dollars in millions)	June 30, 2015	March 31, 2015	June 30, 2014
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,619	$2,058	$1,643
Unencumbered FFELP Loans	1,046	1,800	1,766

Total “Core Earnings” basis	2,665	$3,858	3,409
SLM BankCo	—	—	—

Total GAAP basis	$2,665	$3,858	$3,409

Average Balances

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,441	$1,817	$1,988	$1,628	$2,083
Unencumbered FFELP Loans	1,594	2,032	1,854	1,811	1,763

Total “Core Earnings” basis	3,035	3,849	3,842	3,439	3,846
SLM BankCo(1)	—	—	1,039	—	1,969

Total GAAP basis	$3,035	$3,849	$4,881	$3,439	$5,815

(1)

For the quarter ended June 30, 2014, includes $580 million of cash and $459 million of FFELP Loans. For the six months ended June 30, 2014, includes $1.0 billion of cash and $929 million of FFELP Loans.

Liquidity may also be available under secured credit facilities to the extent we have eligible collateral and capacity available. Maximum borrowing capacity under the FFELP Loan–other facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered FFELP Loans. As of June 30, 2015, March 31, 2015 and June 30, 2014, the maximum additional capacity under these facilities was $11.5 billion, $12.5 billion and $10.7 billion, respectively. For the three months ended June 30, 2015, March 31, 2015 and June 30, 2014, the average maximum additional capacity under these facilities was $12.2 billion, $12.9 billion and $11.8 billion, respectively. For the six months ended June 30, 2015 and 2014, the average maximum additional capacity under these facilities was $12.5 billion and $12.0 billion, respectively.

In addition to the FFELP Loan–other facilities, liquidity may also be available from our Private Education Loan asset-backed commercial paper facility (“ABCP”). This facility provides liquidity for Private Education

Loan acquisitions and for the refinancing of loans presently on our balance sheet or in other short-term facilities. The maximum capacity under this facility is $1 billion and it matures in June 2016. At June 30, 2015, the available capacity under this facility was $398 million.

We also hold a number of other unencumbered assets, consisting primarily of Private Education Loans and other assets. Total unencumbered student loans comprised $5.7 billion of our unencumbered assets of which $4.7 billion and $1.0 billion related to Private Education Loans and FFELP Loans, respectively. At June 30, 2015, we had a total of $10.8 billion of unencumbered assets inclusive of those described above as sources of primary liquidity and exclusive of goodwill and acquired intangible assets.

For further discussion of our various sources of liquidity, our continued access to the ABS market, our asset-backed financing facilities, and our issuance of unsecured debt, see “Note 6 — Borrowings” in our Annual Report on Form 10-K for the year ended December 31, 2014.

The following table reconciles encumbered and unencumbered assets and their net impact on GAAP total tangible equity.

(Dollars in billions)	June 30, 2015	March 31, 2015	June 30, 2014
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$4.9	$4.9	$4.5
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	6.3	6.7	6.1
Tangible unencumbered assets(1)	10.8	11.9	13.4
Senior unsecured debt	(16.2)	(17.3)	(18.4)
Mark-to-market on unsecured hedged debt(2)	(.7)	(1.0)	(.9)
Other liabilities, net	(1.7)	(1.7)	(1.1)

Total tangible equity — GAAP Basis	$3.4	$3.5	$3.6

(1)	Excludes goodwill and acquired intangible assets.

(2)

At June 30, 2015, March 31, 2015 and June 30, 2014, there were $675 million, $913 million and $756 million, respectively, of net gains on derivatives hedging this debt in unencumbered assets, which partially offset these losses.